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                                                                     Exhibit 5.2
                                                                     -----------

                                 August 2, 2002



NMHG Holding Co.
650 N.E. Holladay Street, Suite 1600
Portland, Oregon 97232

Jones, Day, Reavis & Pogue
North Point
901 Lakeside Avenue
Cleveland, Ohio  44114-1190

               RE:      $250,000,000 10% SENIOR NOTES DUE 2009

Ladies and Gentlemen:

         We have acted as counsel to NMHG Oregon, Inc., an Oregon corporation (the "Company"), solely for the purpose of providing this and other opinion letters in connection with the Company's issuance of a guarantee (the "Guarantee") of up to $250,000,000 aggregate principal amount of 10% Senior Notes due 2009 (the "Notes") of NMHG Holding Co., a Delaware Corporation ("Holdco"), issued or to be issued pursuant to the Indenture, dated as of May 9, 2002, (the "Indenture") by and among Holdco, as issuer, and Hyster-Yale Materials Handling, Inc., NMHG Distribution Co., NACCO Materials Handling Group, Inc., Hyster Overseas Capital Corporation, LLC, and the Company, as guarantors, and U.S. Bank National Association, as trustee.

         In rendering this opinion, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. As to matters of fact bearing upon the opinions expressed herein, we have, without investigation, relied upon the representations given by the Company in certificates provided to us and a certificate of the Oregon Secretary of State (the "Oregon Certificate"). Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

         (a) Based solely on the Oregon Certificate, the Company is a corporation duly incorporated and validly existing under Oregon law.

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NMHG Holding Co.
Jones, Day, Reavis & Pogue
August 2, 2002
Page 2

         (b) As of the date of the Indenture, the Company had all necessary corporate power and corporate authority to enter into, and, as of the date hereof, the Company has all necessary corporate power and corporate authority to perform its obligations under, the Indenture.

         (c) The execution, delivery and performance by the Company of the Indenture has been authorized by all necessary action of the Company.

         (d) The Guarantee has been validly executed and delivered and constitutes a valid and binding obligation of the Company.

         The opinions set forth herein are subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally and the effect of general principles of equity, whether applied by a court of law or equity. Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the law of the State of Oregon. We express no opinion with respect to the law of any other jurisdiction.

         This opinion is rendered only to you and is solely for your benefit in connection with the Registration Statement on Form S-4 (the "Registration Statement") of Holdco to be filed with the Securities and Exchange Commission in connection with the issuance of the Notes. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                Very truly yours,

                                /s/ Perkins Coie LLP

                                PERKINS COIE LLP